Filed pursuant to Rule 424(b)(3)

Registration No. 333-252358

STICKER SUPPLEMENT TO

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 16, 2021)

85,000,000 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 57,857,143 Shares of Common Stock

Warrants to Purchase up to 142,857,143 Shares of Common Stock

Placement Agent Warrants to Purchase up to 10,714,286 Shares of Common Stock

Up to 211,428,572 Shares of Common Stock underlying Warrants, Pre-Funded Warrants and Placement Agent Warrants

This Sticker Supplement to Prospectus Supplement supplements our Prospectus Supplement dated February 19, 2021, to our Prospectus dated February 16, 2021. You should read this Sticker Supplement together with the Prospectus Supplement and Prospectus since the information contained herein supplements the information contained in the Prospectus Supplement and Prospectus. Capitalized terms contained in this Sticker Supplement have the same meanings as in the Prospectus Supplement and Prospectus unless otherwise stated herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

This sticker supplement is part of the prospectus supplement and prospectus and must accompany the prospectus supplement and prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933, as amended.

The date of this sticker supplement is March 8, 2021.

You should rely only on the information incorporated by reference or provided in this sticker supplement, the accompanying prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This sticker supplement, the accompanying prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information contained in this sticker supplement, the accompanying prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this sticker supplement, the accompanying prospectus supplement or the accompanying prospectus, is accurate only as of the date of those respective documents. Neither the delivery of this sticker supplement, the accompanying prospectus supplement and the accompanying prospectus nor any distribution of securities pursuant to this sticker supplement, the accompanying prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this sticker supplement, the accompanying prospectus supplement or in our affairs since the date of this sticker supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND COMMON WARRANTS

Pursuant to our prospectus supplement dated February 19, 2021, to our Prospectus dated February 16, 2021, we offered and sold 85,000,000 shares of our common stock and warrants to purchase up to an aggregate of 142,857,143 shares of our common stock (or the common warrants), to an institutional investor. The common warrants had an exercise price of $0.07 per share and are exercisable for a period of 5 years commencing upon the date of original issuance. We are also offered and sold pre-funded warrants to purchase up to 57,857,143 shares of common stock to such purchaser, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The combined purchase price of each share of common stock and common warrant was $0.07. The purchase price of each pre-funded warrant and common warrant was $0.069 (equal to the combined purchase price per share and common warrant, minus $0.001), and the exercise price of each pre-funded warrant is $0.001 per share. We also offered the shares of common stock that prospectus supplement and the accompanying prospectus. We sold the foregoing securities to the investor through a securities purchase agreement directly between the purchaser and us.

On March 5, 2021, we and the purchaser amended the securities purchase agreement, and we agreed to amend the common warrants to change the exercise price thereof from $0.07 to $0.0454 per share of common stock. No other changes to the common warrants were made. No changes to the pre-funded warrants were made.